UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):    September 19, 2008

TAKE-TWO INTERACTIVE SOFTWARE, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-29230	51-0350842
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

622 Broadway, New York, New York	10012
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code  (646) 536-2842

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02	Termination of Material Definitive Agreement

On March 24, 2008, the Board of Directors of Take-Two Interactive Software, Inc. (the “Company”) adopted a stockholders rights plan and declared a distribution of one right (a “Right”) for each share of common stock, par value $0.01 per share, of the Company (“Common Stock”).  One Right is attached to each outstanding share of Common Stock.  The terms of the Rights are set forth in a Stockholders Rights Agreement, dated as of March 24, 2008 between the Company and American Stock Transfer & Trust Company, as Rights Agent (the “Rights Agreement”).

At the time the Board of Directors adopted the stockholders rights plan, it committed to redeem the Rights 180 days after the date of adoption.  On September 19, 2008, consistent with such commitment, the Board of Directors approved the redemption of all the outstanding Rights pursuant to the Rights Agreement.  The redemption is effective immediately and holders of Rights have no further rights with respect to the Rights other than to receive a redemption payment of $0.0001 per Right.  The redemption payment will be paid to stockholders of record as of the close of business on September 29, 2008.  As a result of the redemption, the Rights Agreement has terminated.

Item 3.03	Material Modification to Rights of Security Holders

The information set forth in Item 1.02 is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TAKE-TWO INTERACTIVE SOFTWARE, INC.
(Registrant)

	By:	/s/ Daniel P. Emerson
Daniel P. Emerson
Vice President, Associate General Counsel and
Secretary

Date: September 22, 2008